Exhibit 11.1


                      COMPETITIVE TECHNOLOGIES, INC.
               Schedule of Computation of Earnings Per Share
                                (Unaudited)


                                                    Quarter
                                                ended October 31,
                                                2000        1999


Net loss applicable to common stock:
  Basic and diluted                         $ (185,140) $ (141,066)

  Weighted average common shares
    outstanding                              6,179,313   6,002,640
  Adjustments for assumed exercise of:
    Stock options                               61,108*     30,261*
    Stock warrants                                  --*         --*
  Weighted average number of common shares
    outstanding and dilutive securities      6,240,421   6,032,901

Net loss per share of common stock:
    Basic and diluted                       $    (0.03) $    (0.02)

* Anti-dilutive.




These calculations are submitted in accordance with Regulation S-K item 601
(b)  (11)  which differ from the requirements of paragraph 13 of Statement
of   Financial  Accounting  Standards  No.  128  because  they  produce  an anti-dilutive result.